As filed with the Securities and Exchange Commission on January 24, 2013

Registration No. 333-131259

Registration No. 333-174237

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Caribou Coffee Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1731219
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3900 Lakebreeze Avenue North

Brooklyn Center, Minnesota 55429

(Address, including Zip Code, of Principal Executive Offices)

CARIBOU COFFEE COMPANY, INC. 1994 STOCK AWARDS PLAN

CARIBOU COFFEE COMPANY, INC. 2001 STOCK INCENTIVE PLAN

CARIBOU COFFEE COMPANY, INC. 2005 EQUITY INCENTIVE PLAN

CARIBOU COFFEE COMPANY, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

DAN E. LEE

General Counsel

Caribou Coffee Company, Inc.

3900 Lakebreeze Avenue North

Brooklyn Center, Minnesota 55429

(763) 592-2200

(Name, address, including zip code,

and telephone number, including

area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENTS

This Post-Effective Amendment (the “Post-Effective Amendment”), constitutes Amendment No. 1 to the registration statements on Form S-8 Registration Nos. 333-131259 and 333-174237 (collectively, the “Registration Statements”) filed by Caribou Coffee Company, Inc., a Minnesota corporation (the “Company), relating to the Caribou Coffee Company, Inc. 1994 Stock Awards Plan, the Caribou Coffee Company, Inc. 2001 Stock Incentive Plan, the Caribou Coffee Company, Inc. 2005 Equity Incentive Plan, and the Caribou Coffee Company, Inc. Amended and Restated 2005 Equity Incentive Plan (collectively, the “Plans”).

On January 24, 2013, pursuant to the Agreement and Plan of Merger, dated as of December 16, 2012 by and among, the Company, JAB Beech Inc., a Delaware corporation (“Parent”) and Pine Merger Sub, Inc., a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), the Company became a wholly-owned subsidiary of Parent, and all outstanding shares of common stock of the Company were converted into the right to receive $16 per share in cash. As a result of the Merger, the Company terminated any and all offerings of its securities pursuant to the Registration Statements, and in accordance with undertakings made by the Company in the Registration Statements, this Post-Effective Amendment is being filed for the sole purpose of terminating the Registration Statements and deregistering any unissued shares previously registered under the Registration Statements and issuable under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn Center, State of Minnesota, on January 24, 2013.

CARIBOU COFFEE COMPANY, INC.

By:	/s/ Michael J. Tattersfield
Michael J. Tattersfield
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael J. Tattersfield Michael J. Tattersfield	President and Chief Executive Officer (Principal Executive Officer)	January 24, 2013

/s/ Timothy J. Hennessy Timothy J. Hennessy	Chief Financial Officer (Principal Financial Officer)	January 24, 2013

/s/ Nathan G. Hjelseth Nathan G. Hjelseth	Controller (Principal Accounting Officer)	January 24, 2013

/s/ Joachim Creus Joachim Creus	Director	January 24, 2013

/s/ David Bell David Bell	Director	January 24, 2013

/s/ Axel Bhat Axel Bhat	Director	January 24, 2013